Exhibit 99.1

    Jacuzzi Brands, Inc. Announces Settlement of Stockholder Suits
                       Regarding Proposed Merger


    WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Jan. 22, 2007--Jacuzzi Brands, Inc. (NYSE: JJZ) ("Jacuzzi Brands" or the "Company") today announced that it has reached an agreement in principle to settle four putative stockholder class action lawsuits related to the Company's proposed merger with a wholly owned subsidiary of Apollo Management L.P. ("Apollo"). As previously announced, the lawsuits were filed between October 13 and November 8, 2006 in the Court of Chancery of the State of Delaware naming Jacuzzi Brands, each of its directors and Apollo as defendants.

    Under the terms of the agreement, which remains subject to approval by the Court, the parties have agreed to settle all claims raised, or which could be raised, by the proposed plaintiff class relating to the proposed merger. Pursuant to the terms of the proposed settlement, the Company has agreed to amend the merger agreement such that (1) the termination fee payable by the Company on the occurrence of certain specified events, is reduced from $25 million to $22.5 million and (2) the time period during which the Company's entry into an alternative acquisition proposal would trigger payment of the termination fee under certain circumstances, is reduced from 12 months to 9 months. The Company also agreed to make certain additional disclosures already reflected in the Definitive Proxy Statement filed with the SEC on January 5, 2007. The parties also agreed that, in connection with a settlement, counsel for plaintiffs may seek an award from the court of attorneys' fees and expenses in an amount not to exceed $725,000 if the merger is consummated. The Company noted that there can be no assurance that the Court will approve the proposed settlement or that any ultimate settlement will be under the same terms as those contemplated by the agreement.

    The proposed settlement of these lawsuits will not affect the amount of merger consideration to be paid in the merger or any other terms of the merger. As previously announced on October 11, 2006, Jacuzzi Brands, Inc. and affiliates of Apollo entered into a definitive merger agreement, pursuant to which Apollo would acquire all of the outstanding common stock of Jacuzzi Brands for $12.50 per share in cash and assume all outstanding debt, valuing the total transaction at approximately $1.25 billion. The transaction is subject to Jacuzzi Brands stockholder approval and other customary conditions and is expected to close in early to mid-February 2007.

    In connection with the proposed merger, Jacuzzi Brands filed a proxy statement with the Securities and Exchange Commission on January 5, 2007. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. They provide, among other things, a detailed discussion of the process that led to the proposed merger and the reasons behind the Jacuzzi Brands Board of Directors' recommendation that stockholders vote "FOR" the approval and adoption of the merger agreement and the merger. The proxy statement and other relevant documents may be obtained free of charge at the SEC's website, www.sec.gov, or from Jacuzzi Brands by directing such request to Jacuzzi Brands, Attention: Diana Burton, Vice President - Investor Relations, Phillips Point - West Tower, 777 South Flagler Drive, Suite 1100, West Palm Beach, FL 33401. Telephone: (561) 514-3850.

    Jacuzzi Brands and its directors, executive officers and other members of management and its employees may be deemed to be participants in the solicitation of proxies from the stockholders of Jacuzzi Brands in connection with the merger. Information about Jacuzzi Brands' directors and executive officers is set forth in Jacuzzi Brands' proxy statements and annual reports on Form 10-K, previously filed with the SEC, and the proxy statement relating to the proposed merger.

    About Jacuzzi Brands, Inc.

    Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. Our products are marketed under our portfolio of brand names, including JACUZZI(R), SUNDANCE(R), ZURN(R), and ASTRACAST(R). Learn more at www.jacuzzibrands.com.

    Disclosure Concerning Forward-Looking Statements

    Any forward-looking statements made within this release, including the Company's current expectations with respect to the completion of the proposed transaction, settlement of the stockholder class action lawsuits and other plans, represent management's best judgment as to what may occur in the future and are intended to fall within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, factors contained in the Company's filings with the Securities and Exchange Commission could cause future expectations to differ materially from those expressed in this press release.

    CONTACT: Jacuzzi Brands, Inc.
             Diana Burton, 561-514-3850
             VP - Investor Relations
             or
             Georgeson Inc.
             Donna Ackerly, 212-440-9800
             or
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608
             or
             Joele Frank, Wilkinson Brimmer Katcher
             Matthew Sherman, 212-355-4449